EXHIBIT 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      We consent to the use in this Post Effective Amendment No. 6 to the Registration Statement on Form S-1 for Morgan Stanley Charter Aspect L.P., (formerly Morgan Stanley Charter MSFCM L.P.), Post Effective Amendment No. 6 to the Registration Statement on Form S-1 for Morgan Stanley Charter Graham L.P., and Post Effective Amendment No. 6 to the Registration Statement on Form S-1 for Morgan Stanley Charter WCM L.P. (formerly Morgan Stanley Charter Millburn L.P.) of our report dated February 28, 2007, relating to the statements of financial condition, including the schedules of investments, as of December 31, 2006 and 2005, and the related statements of operations, changes in partners’ capital, and cash flows for each of the three years in the period ended December 31, 2006 for Morgan Stanley Charter Campbell L.P., Morgan Stanley Charter Aspect L.P. (formerly known as Morgan Stanley Charter MSFCM L.P.), Morgan Stanley Charter Graham L.P., and Morgan Stanley Charter WCM L.P. (formerly known as Morgan Stanley Charter Millburn L.P.), appearing in the preliminary prospectus dated March 16, 2007, which is a part of each Post Effective Amendment referenced above.

      We also consent to the use of our report dated February 26, 2007 relating to the statements of financial condition of Demeter Management Corporation as of November 30, 2006 and 2005, appearing in the preliminary prospectus dated March 16, 2007, which is part of each Post Effective Amendment referenced above.

      We also consent to the reference to us under the heading “Experts” in the preliminary prospectus dated March 16, 2007, appearing in each Post Effective Amendment referenced above.

New York, New York
March 15, 2007